Exhibit 99.1

PROXY

INTERVEST BANCSHARES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Special Meeting of Stockholders to be held on [—], [—], 201[—]

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Lowell S. Dansker and Stephen A. Helman, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of the common stock of INTERVEST BANCSHARES CORPORATION (“Intervest”) which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on [—], [—], 201[—]at [8:30] a.m., New York time (the “Special Meeting”), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Special Meeting, receipt of which is hereby acknowledged.

The Board of Directors recommends a vote “FOR” the Intervest merger proposal, “FOR” the Intervest advisory (non-binding) proposal on merger-related compensation, and “FOR” the Intervest adjournment proposal, if necessary or appropriate.

PLEASE MARK VOTES IN BLUE OR BLACK INK AS IN THIS EXAMPLE: ☒

This proxy card is valid only when signed and dated.

1.	To approve the Agreement and Plan of Merger dated as of July 31, 2014, by and among Bank of the Ozarks, Inc. and its wholly-owned bank subsidiary, Bank of the Ozarks, and Intervest and Intervest’s wholly-owned bank subsidiary, Intervest National Bank, as such agreement may be amended from time to time, and the merger and other transactions contemplated by the merger agreement, referred to as the “Intervest merger proposal.”	For ☐	Against ☐	Abstain ☐

2.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Intervest in connection with the merger, referred to as the “Intervest advisory (non-binding) proposal on merger-related compensation.”	For ☐	Against ☐	Abstain ☐

3.	To approve a proposal to authorize the Intervest board of directors to adjourn the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Intervest merger proposal or to vote on other matters properly before such special meeting, referred to as the “Intervest adjournment proposal.”	For ☐	Against ☐	Abstain ☐

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

In addition, this proxy will be voted at the discretion of the proxy holder(s) in accordance with their best judgment upon any other matter which may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

Signature:	Date:	Signature:	Date:

Important: Please date and sign your name as addressed. If joint ownership, each holder must sign. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.